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                                                                Exhibit 2.11D


                                   ESCROW AGREEMENT


     Escrow Agreement dated as of January 23, 1998, by and among George Billings (the "Representative") acting on behalf of the stockholders of Radio Movil Digital Americas, Inc., a Delaware corporation ("RMD"), International Wireless Communications Holdings, Inc., a Delaware corporation ("Parent"), and Toronto Dominion [Texas], Inc. ("Escrow Agent").

     WHEREAS, on November 22, 1997, RMD and Parent entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which a direct or indirect wholly owned subsidiary of Parent will merge with and into RMD, with RMD being the surviving corporation. Pursuant to Section 2.06(a) of the Merger Agreement, 728,438 Parent Preferred Shares (the "Escrow Closing Amount") are being deposited by Parent with Escrow Agent to be held in an escrow fund ("Escrow Account"), subject to the terms of this Escrow Agreement. The Escrow Closing Amount, together with all accretions thereto, dividends and/or interest accrued or earned thereon, and any property substituted therefor, shall hereafter be referred to collectively as the "Funds." Escrow Agent acknowledges receipt of the Escrow Closing Amount; and

     WHEREAS, Escrow Agent is willing to hold the Escrow Closing Amount in escrow in accordance with the terms of this Escrow Agreement and to act as Escrow Agent hereunder.

     NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. DEFINITIONS. Unless otherwise set forth herein, all capitalized terms in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

     2. APPOINTMENT OF ESCROW AGENT. Representative and Parent hereby appoint Escrow Agent to serve as Escrow Agent hereunder, subject to and in accordance with the provisions of this Escrow Agreement, and Escrow Agent hereby accepts such appointment.

     3. FORMATION OF ESCROW. Simultaneously with the execution of this Agreement, Parent has delivered to Escrow Agent the Escrow Closing Amount to be held in the Escrow Account, and Escrow Agent acknowledges receipt of the Escrow Closing Amount. Escrow Agent will hold, keep custody of and dispose of the Funds, in accordance with the terms and conditions of this Escrow Agreement.

     4. RELEASE OF ESCROW. Promptly, and in any event within three business days after the determination, in accordance with the Merger Agreement, that amounts are to be released from the Escrow Fund pursuant to Sections 2.06(c)-(f) of the Merger Agreement, Parent and Representative will provide written notice to Escrow Agent of the amounts to be


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so released and Escrow Agent shall release to Parent or Representative, as the case may be, from the Escrow Account, within three business days following receipt by Escrow Agent of such notice, Parent Preferred Shares (or other assets or securities, if applicable) in the amount to be released.
For purposes of any such release, Parent Preferred Shares shall be valued at the $13.728 per share. Parent and the Representative agree to provide such notice upon the final and binding determination that amounts are to be released pursuant to such Sections of the Merger Agreement. In lieu of such notice, the Escrow Agent shall act on notice from (1) the Reviewing Accountant certifying that it has made a final determination pursuant to the provisions of the Merger Agreement as provided in Section 2.05 of the Merger Agreement or (2) the parties or entities specified in Section 5.3(1) or (2) hereof.

     5.   INDEMNIFICATION CLAIMS OF PARENT.

          5.1 If Parent shall determine to make a claim for indemnification under Section 8.01 of the Merger Agreement ("Indemnification Claim"), Parent shall give written notice to Representative and Escrow Agent simultaneously in the form of a certificate signed by Parent ("Indemnification Claim Notice") (i) stating that Parent is asserting an Indemnification Claim against the Escrow Account based upon the Stockholders' indemnification obligations, (ii) specifying in reasonable detail the basis for and the amount of its Indemnification Claim and (iii) stating that if Representative does not respond within 30 days following its receipt of the Indemnification Claim Notice with a written objection, that Escrow Agent will pay the amount specified in the Indemnification Claim Notice to Parent. If the Representative objects to or disputes Parent's Indemnification Claim (the "Objection"), Representative shall, within 30 days following its receipt of the Indemnification Claim Notice ("Objection Period") notify Parent and Escrow Agent simultaneously in writing in the form of a certificate signed by the Representative ("Objection Notice") stating that Representative is disputing the Indemnification Claim and further setting forth the nature and grounds for such Objection.

          5.2 If by the termination of the Objection Period with respect to an Indemnification Claim, the Escrow Agent does not receive an Objection Notice from Representative, then, in such event, Escrow Agent shall promptly (and in any event within three business days) pay the amount specified in the Indemnification Claim Notice to Parent by delivering stock certificates representing shares of capital stock of Parent held in the Escrow Account whose Offer Price is equal to the amount of the Indemnification Claim.

          5.3 If Representative shall deliver an Objection Notice to Parent and Escrow Agent within the Objection Period, Escrow Agent shall forward a copy of the same to Parent, and Escrow Agent shall refrain from disbursing any shares of capital stock of Parent held in the Escrow Account until resolution of such dispute in the form of (1) a final arbitration award following arbitration conducted in accordance with the rules of the American Arbitration Association then obtaining, in accordance with Section 16 hereof which there is no right of appeal or (2) joint directions of Parent and Representative as communicated to Escrow Agent in writing and signed by both Parent and Representative. Any Parent Preferred Shares released from the Escrow Account shall be valued at the Offer Price. Escrow Agent shall be fully protected in paying from the Escrow Account any


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amount as may be specified in a certified copy of any judgment, decree, award or original written instruction as provided in the immediately preceding sentence unless, in connection with making such payment, Escrow Agent shall have acted with willful neglect, gross negligence or bad faith.

     6.  CLOSING OF ESCROW; DISTRIBUTION TO THE STOCKHOLDERS.    Subject to the
following sentence, the closing of this escrow shall be on the first anniversary of the Effective Time ("Termination Date"). On the Termination Date, all remaining Funds shall be distributed by Escrow Agent to Representative (to be distributed as provided in Exhibit B of the Merger Agreement), unless, on that date, there are any Claims pending against the Escrow Account the validity and aggregate amount of which have not been finally determined as of the Termination Date ("Unresolved Claims"). If there are Unresolved Claims as of the Termination Date, assuming that there are Funds in the Escrow Account at that time, Escrow Agent shall distribute to Representative the amount of Funds held in the Escrow Account whose Offer Price is in excess of the Unresolved Claims, and the Escrow Account shall remain open pending the resolution of the Unresolved Claims.

     7. RIGHTS WITH RESPECT TO SHARES OF CAPITAL STOCK OF PARENT; INVESTMENT OF FUNDS. All shares of capital stock of Parent held in the Escrow Account will be voted in the same proportion as all other outstanding Parent Preferred Shares held by the holders of Parent Preferred Shares received pursuant to the Merger Agreement. All dividends and distributions in respect of shares of capital stock of Parent held in the Escrow Account shall be deposited into the Escrow Account. To the extent any portion of the Funds is in the form of cash or cash equivalents and the amounts of such Funds is in excess of $5,000, Escrow Agent is authorized and instructed to invest such Funds in obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof whose terms and remaining maturities are no greater than 60 days.

     8.   DUTIES AND LIABILITY OF ESCROW AGENT LIMITED.

          8.1 DUTIES LIMITED. The duties of Escrow Agent hereunder are that of a custodian, shall be entirely administrative and not discretionary, and, accordingly, Escrow Agent does not and will not have any interest in the Funds (other than as contemplated by Section 10 hereof). Escrow Agent's duties shall be limited to those expressly set forth herein.

          8.2 INDEMNIFICATION; RELIANCE. Parent and the Representative agree to indemnify and hold harmless Escrow Agent from and against any losses, claims, damages and liabilities, including costs of investigation and reasonable attorney's fees and disbursements ("Losses"), which may be asserted against or imposed upon Escrow Agent or to which Escrow Agent may be exposed or which it may incur by reason hereunder, including, without limitation, any litigation or arbitration arising or resulting from this Agreement or involving the subject matter hereof, unless such Losses arise from or are based upon a claim of the willful neglect, gross negligence or bad faith of Escrow Agent. Subject to the foregoing, Escrow Agent (i) may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction, certificate, request, consent


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or other instrument ("Writing") furnished to it in connection with its duties as Escrow Agent and reasonably believed by Escrow Agent to be genuine, (ii) may reasonably rely on Writings not only as to the due execution, validity and effectiveness thereof but also as to the truth and accuracy of the information contained therein, (iii) may rely on the contents of any Writing of any court, arbitrator or party without any liability therefor, and (iv) shall have no liability to any third party as a result of any acts taken or omissions made by Escrow Agent in the performance of its duties hereunder and no person shall have any rights as a third party beneficiary with respect to this Agreement, except with respect to voting rights as contemplated by the first sentence of Section 7 hereof. As to any legal questions arising in connection with Escrow Agent's performance of its duties and responsibilities hereunder, Escrow Agent may consult or obtain opinions from legal counsel selected by it and reasonably satisfactory to Parent and Representative, and Escrow Agent shall be free from any liability for acting in reliance on such advice of counsel so long as in doing so Escrow Agent shall not have acted with willful neglect, gross negligence or bad faith. Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, or rescission of the provisions of this Agreement uness such notice or demand is received by Escrow Agent in writing and has been signed by both Parent and Representative.

          8.3 RESIGNATION OR TERMINATION OF ESCROW AGENT; APPOINTMENT OF A SUCCESSOR.

               8.3.1 Escrow Agent may resign and be discharged from its duties and obligations hereunder for any reason. Such resignation shall be made by giving written notice of such resignation to Parent and Representative but shall not become effective until a successor Escrow Agent shall have been appointed by mutual agreement of Parent and Representative and shall have accepted such appointment in writing. Parent and Representative shall use reasonable best efforts to appoint any such successor Escrow Agent as promptly as practicable following receipt of the notice of resignation as contemplated by the immediately preceding sentence. Parent and Representative shall also have the right, by mutual agreement, to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date on which such termination shall take effect and designating a successor Escrow Agent. In any such event, Parent and Representative shall, by mutual agreement, reasonably approve and designate a successor Escrow Agent to such resigning or terminated Escrow Agent.

               8.3.2 Any successor Escrow Agent shall execute and deliver to the then serving Escrow Agent a written instrument accepting the appointment and agreeing to the terms of this Agreement. Upon receipt thereof from such successor Escrow Agent, all property in the Escrow Account shall be turned over and delivered to such successor Escrow Agent who shall thereupon be bound by all of the provisions hereof as if an original signatory hereto. No resignation or removal of Escrow Agent shall be effective until the acceptance of appointment by the successor Escrow Agent in the manner provided above.

     9. NOTICE. Notices to Parent and Representative shall be sent to such addresses as are set forth in the Merger Agreement. Notices to Escrow Agent shall be sent to Toronto


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Dominion Bank, 909 Fannin, Suite 1700, Houston, Texas 77010, Attn: Warren
Finlay, Phone # (713) 653-8208, Fax # (713) 951-9921.

     10. FEES AND EXPENSES OF ESCROW AGENT. For its services hereunder, Escrow Agent shall be entitled to a fee of $1,000 and reimbursement of reasonable and documented out-of-pocket expenses incurred by Escrow Agent in connection with the performance of such services. All amounts due to Escrow Agent pursuant to this Section 10 shall be paid from the Funds. To the extent there are Unresolved Claims at the Termination Date as contemplated by Section 6 hereof, Escrow Agent shall be entitled to an additional fee of $100 per month for each month following the Termination Date that the Fund remains unsettled.

     11. TERM. This Agreement shall terminate upon the final distribution of all Funds.

     12. ENTIRE UNDERSTANDING; NO ORAL AGREEMENTS. This Agreement and the referenced provisions of the Merger Agreement set forth the entire understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous oral and written, express or implied, communications, agreements and understandings with respect to the subject matter thereof (PROVIDED, HOWEVER, that nothing herein shall in any way modify or limit the provisions of the Merger Agreement). No amendment, modification, supplement, or termination of this Agreement shall bind or be enforceable against any party unless set forth in a written document signed by all of the parties hereto.

     13. BINDING AGREEMENT. This Agreement and all of the terms and provisions therein shall be binding upon, inure to the benefit of, and be enforceable by all of the parties hereto and their respective heirs, legal and personal representatives (similar or dissimilar), estates, executors, successors and assigns. No party hereto shall assign any of such party's rights or delegate any of its obligations under this Agreement without the express written consent of the other parties hereto, except as may be expressly provided herein; PROVIDED, THAT, Parent may assign, in whole or in part its rights (but not its obligations) under this Agreement, to lenders of Parent solely as collateral security for such lenders.

     14. GENDER; SECTIONS AND HEADINGS. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. The structure and headings of all sections and subsections in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.

     15. GOVERNING LAW. This Agreement shall be governed by the laws of New York applicable to contracts executed and to be performed therein, without regard to principles of conflicts of laws.

     16.  ARBITRATION.   All disputes hereunder, including disputes with respect
to the disposition of the Funds and Section 8.01 of the Merger Agreement, shall be resolved by


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arbitration in New York City under the rules of the American Arbitration
Association, unless this Agreement or the Merger Agreement provides for another dispute resolution mechanism, such as a determination by the Reviewing Accountant. Parent and the Representative shall cooperate in respect of any such arbitration, including by furnishing any information reasonably requested by the other or by the arbitrator in connection with any dispute. The fees and expenses of the arbitrator shall be borne equally by Parent and the Representative. Decisions of the arbitrator shall be final and binding.















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     WITNESS THE DUE EXECUTION AND DELIVERY HEREOF as of the date first set forth above.

                              REPRESENTATIVE:

                              _____________________________
                              George Billings



                              INTERNATIONAL WIRELESS
                              COMMUNICATIONS HOLDINGS, INC.

                              By: ___________________________
                                   Name:
                                   Title:




                              TORONTO DOMINION [TEXAS], INC.

                              By: ___________________________
                                   Name:
                                   Title: